Principal
         Financial                                        Principal Life
         Group                                            Insurance Company



December 1, 2000


Mr. Ralph C. Eucher
President
Principal Investors Fund, Inc. - MidCap S&P 400 Index Fund
Principal Financial Group

Des Moines, IA 50392-0200



Dear Mr. Eucher

Principal Life Insurance Company intends to purchase 5,000,000 shares of Common Stock of Principal Investors Fund, Inc. - MidCap S&P 400 Index Fund, par value $.01 per share (the "Shares") at $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

                                            PRINCIPAL LIFE INSURANCE COMPANY


                                            By   /s/Michael D. Roughton

                                                 Michael D. Roughton
                                                 Counsel